United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 5, 2015

Commission File Number	Exact Name of Registrant as Specified in its Charter, Address of Principal Executive Offices and Telephone Number	State of Incorporation	I.R.S. Employer Identification Number
1-16681	The Laclede Group, Inc. 700 Market Street St. Louis, MO 63101 (314) 342-0878 Not Applicable (Former Name or Former Address if Changed Since Last Report)	Missouri	74-2976504
2-38960	Alabama Gas Corporation 2101 6th Avenue North Birmingham, Alabama 35203 (205) 326-8100 Not Applicable (Former Name or Former Address if Changed Since Last Report)	Alabama	63-0022000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 5, 2015, Alabama Gas Corporation (the "Company") entered into a Master Note Purchase Agreement, dated as of June 5, 2015 (the "Note Purchase Agreement"), among the Company and certain institutional purchasers (the "Note Purchasers") of the Company’s 3.21% Series 2015 Senior Notes, Tranche A, due September 15, 2025 (the "Tranche A Notes") and 4.31% Series 2015 Senior Notes, Tranche B, due December 1, 2045 (the "Tranche B Notes" and collectively with the Tranche A Notes, the "Notes").  The Note Purchase Agreement provides that the Company will issue and sell to the Note Purchasers in a private placement exempt from registration under the Securities Act of 1933, as amended, (i) $35 million in aggregate principal amount of the Tranche A Notes on September 15, 2015 and (ii) $80 million in aggregate principal amount of the Tranche B Notes on December 1, 2015.

The Tranche A Notes will bear interest at the rate of 3.21% per annum from the date of issuance, payable semi-annually on the 15th day of March and September of each year, commencing on March 15, 2016.  The Tranche B Notes will bear interest at the rate of 4.31% per annum from the date of issuance, payable semi-annually on the 1st day of June and December of each year, commencing on June 1, 2016.

The Notes are senior unsecured obligations of the Company and rank equal in right to payment with all other senior unsecured indebtedness of the Company.  The Company will use the proceeds from the sale of the Notes to refinance existing indebtedness and for general corporate purposes.

The Note Purchase Agreement contains affirmative and negative covenants customary for such agreements, including, among other things, limitations on certain types of acquisitions, investments, and sales of property.  It also contains a financial covenant limiting the Company’s consolidated debt to 70% of its consolidated capitalization.  It also contains customary events of default, including, without limitation, payment defaults, covenant defaults, material inaccuracy of representations and warranties, certain events of bankruptcy and insolvency, cross defaults to other indebtedness of the Company in excess of $25 million, and the entry of certain judgments not appealed or satisfied.

The Note Purchase Agreement provides that the Company may at its option prepay at any time all, or from time to time any part of, any series of the Notes (or tranche of the Notes) in an amount not less than 5% of the original aggregate principal amount of such series of the Notes (or tranche of the Notes) to be repaid in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus a “make-whole amount” determined for the prepayment date with respect to such principal amount.  The make-whole amount is an amount equal to the excess, if any, of the discounted value of the remaining scheduled payments with respect to the principal amount of the series of the Notes (or tranche of the Notes) to be prepaid over the principal amount of such series of the Notes (or tranche of the Notes), with the discounted value based on a discount factor equal to 0.50% over the yield to maturity of U.S. Treasury securities having a remaining average life comparable to the principal amount to be prepaid.  The Company is required to offer to repay the Notes at par upon a "change of control" (as that term is defined in the Note Purchase Agreement).

The Company may also, at its option, issue one or more additional series of notes pursuant to the Note Purchase Agreement, provided the aggregate principal amount of all notes issued pursuant to the Note Purchase Agreement (including the Notes) does not exceed $1 billion. The Company has no current plans to issue additional notes.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 above and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LACLEDE GROUP, INC.

Date: June 5, 2015	By:	/s/ Steven P. Rasche
Steven P. Rasche Executive Vice President and Chief Financial Officer

ALABAMA GAS CORPORATION

Date: June 5, 2015	By:	/s/ Steven P. Rasche
Steven P. Rasche Chief Financial Officer